Exhibit 3.1

REINSURANCE GROUP OF AMERICA, INCORPORATED

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

EFFECTIVE AS OF APRIL 20, 2018

This FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS (the “Bylaws”) of Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), hereby amends the Bylaws in the following respects:

1.	Except as specifically amended below, the Bylaws shall remain in full force and effect.

2.	Article II, Section 11 of the Bylaws is hereby deleted and replaced in its entirety as follows:

SECTION 11. Advance Notice of Nominations and Shareholder Proposals.

(1) Only such persons who are nominated in accordance with the procedures set forth in Section C of Article Six of the Articles of Incorporation shall be eligible to serve as Directors and only such other business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in Section B of Article Nine of the Articles of Incorporation.

In addition, in the case of any persons nominated by shareholders and any other business proposed by shareholders, only such persons who are nominated in accordance with the procedures set forth this Section 11 of Article II or in Section 14 of Article II shall be eligible to serve as Directors and only such other business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth this Section 11 of Article II.

At any special meeting of the shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as are specified in the call of any special meeting of shareholders pursuant to Section A of Article 9 of the Articles of Incorporation and shareholders shall not be permitted to propose business to be brought before a special meeting of shareholders (other than the nomination of directors for election in accordance with the procedures set forth in Section C of Article Six of the Articles of Incorporation and either this Section 11 of Article II or Section 14 of Article II, if the Board of Directors has first determined that directors are to be elected at such special meeting).

The Board of Directors may reject any nomination or shareholder proposal submitted for consideration at any meeting of shareholders which is not made in accordance with the provisions of the Articles of Incorporation, this Section 11 of Article II or Section 14 of Article II, as applicable, or which is not a proper subject for shareholder action in accordance with provisions of applicable law.

Alternatively, if the Board of Directors fails to consider the validity of any nomination or shareholder proposal, in addition to making any other determinations that may be appropriate to the conduct of the meeting, the presiding officer of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made in accordance with the requirements set forth in the Articles of Incorporation and this Section 11 of Article II or Section 14 of Article II, as applicable, and is a proper subject for shareholder action in accordance with provisions of applicable law and, if any proposed nomination or other business is not in compliance with the Articles of Incorporation and this Section 11 of Article II or Section 14 of Article II, as applicable, or not otherwise a proper subject for shareholder action, to declare that such defective nomination or proposal be disregarded. The presiding officer of the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the procedures prescribed by the Articles of Incorporation, this Section 11 of Article II and Section 14 of Article II, and his or her ruling thereon shall be final and conclusive. This provision shall not prevent the consideration and approval or disapproval at the meeting of reports of officers, Directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at the meeting unless stated, submitted and received as herein provided.

(2) In addition to the provisions governing a shareholder’s notice of nominations of one or more persons for election to the Board of Directors or the proposal of other business to be considered by the shareholders provided for in Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, respectively (any such notice, a “Shareholder’s Notice”):

(a) Such Shareholder’s Notice must also set forth, as to each Proposing Person (as defined below):

(i) the name and address of such Proposing Person;

(ii) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such Proposing Person;

(iii) any Derivative Instrument (as defined below) directly or indirectly owned beneficially by such Proposing Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(iv) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proposing Person has a right to vote any class or series of shares of the Corporation;

(v) any Short Interests (as defined below);

(vi) any rights to dividends on the shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

(vii) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(viii) any performance-related fees (other than an asset-based fee) that any such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments;

(ix) any direct or indirect interest of such Proposing Person in the Corporation or any affiliate of the Corporation, or in any contract with the Corporation or with any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(x) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies by such Proposing Person for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder;

(xi) in the case of the shareholder giving the Shareholder’s Notice, a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting, intends to continuously hold such stock of the Corporation through such meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination or other business; and

(xii) a representation as to whether such Proposing Person intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

(b) If the Shareholder’s Notice relates to any business other than a nomination of one or more directors that the shareholder proposes to bring before an annual meeting, then, in addition to the matters set forth in paragraph (2)(a) of this Section 11 of Article II, such Shareholder’s Notice must also set forth: (i) any material interest of any Proposing Person in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (iii) a description of all agreements, arrangements and understandings between or among (x) any of the Proposing Persons or (y) any Proposing Person and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

(c) If the Shareholder’s Notice relates to the shareholder’s proposed nomination of one or more persons for election or reelection to the Board of Directors (each, a “Prospective Nominee”), then in addition to the matters set forth in paragraph (2)(a) of this Section 11 of Article II above, such Shareholder’s Notice must also set forth, as to each Prospective Nominee:(i) all information with respect to such Prospective Nominee that would be required to be set forth in a Shareholder’s Notice pursuant to paragraph (2)(a) of this Section 11 of Article II if the term “Prospective Nominee” were substituted for the term “Proposing Person” where it appears in such paragraph, (ii) all information relating to such Prospective Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person(s), on the one hand, and any of such Prospective Nominee, his or her respective affiliates or associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act if the Proposing Person were the “registrant” for purposes of such rule and the Prospective Nominee were a director or executive officer of such registrant.

(d) With respect to each Prospective Nominee, a Shareholder’s Notice must, in addition to the matters set forth in paragraphs (2)(a) and (2)(c) of this Section 11 of Article II, also include a completed and signed questionnaire, representation and agreement required by Section 13 of this Article II.

(e) For such Shareholder’s Notice to be deemed timely given, all of the information required by paragraphs (2)(a), (2)(b), (2)(c) and (2)(d) of this Section 11 of Article II must be received by the Secretary of the Corporation at the Corporation’s principal executive offices within the time periods prescribed for the delivery of notice pursuant to Section C of Article Six of the Articles of Incorporation (in the case of a Shareholder’s Notice relating to a shareholder’s nomination of one or more persons for election as a director at a meeting of shareholders) or Section B of Article Nine of the Articles of Incorporation (in the case of a Shareholder’s Notice relating to a proposal proposed to be brought before an annual meeting of shareholders), as the case may be.

(f) The Corporation may require any Prospective Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Prospective Nominee to serve as a director of the Corporation, including without limitation such information as may reasonably be required by the Corporation to determine the eligibility of such Prospective Nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Prospective Nominee. Any such additional information must be provided promptly but in no event later than the earlier of (i) ten (10) business days after the Corporation’s request therefor and (ii) two business days prior to the date of the meeting.

(g) The shareholder submitting any Shareholder’s Notice pursuant to this Section 11of Article II or any Access Nomination Notice (as defined below) pursuant to Section 14 of Article II shall update and supplement such Shareholder’s Notice or Access Nomination Notice, as applicable, to the extent necessary so that the information provided or required to be provided in such Shareholder’s Notice or Access Nomination Notice pursuant to this Section 11 of Article II or Section 14 of Article II, as applicable, and Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, shall be true and correct as of (i) the record date for notice of the meeting, (ii) the date that is ten (10) business days prior to the meeting and (iii) the date that is ten (10) business days prior to any adjournment or postponement thereof. Such update and supplement must be received by the Secretary at the Corporation’s principal executive offices not later than, respectively (I) five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), (II) eight (8) business days prior to the date for the meeting (in the case of the update and supplement required to be made as of the date that is ten (10) business days prior to the meeting)and (III) in the case of any adjournment or postponement of the meeting, the later of eight (8) business days prior to the date to which the meeting has been adjourned or postponed or the first practicable date after public notice (as defined in Section 5 of Article II of these Bylaws) is given of such adjournment or postponement.

(3) Notwithstanding the provisions of Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, the foregoing provisions of this Section 11 of Article II and the provisions of Section 14 of Article II set forth below, if the shareholder (or a qualified representative of the shareholder) does not appear at the applicable meeting of shareholders of the Corporation to present such nomination or proposal pursuant to Section C of Article Six, Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II and Section 14 of Article II (as applicable), such nomination shall be disregarded and such proposal shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation. In order to be considered a qualified representative of a shareholder for purposes of these Bylaws, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(4) Notwithstanding the provisions of Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, the foregoing provisions of this Section 11 of Article II and the provisions of Section 14 of Article II set forth below, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II and Section 14 of Article II; provided, however, that any references in these Bylaws or the Articles of Incorporation to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section C of Article Six or Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II and/or Section 14 of Article II. Nothing in Section C of Article Six or Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II or Section 14 of Article II shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in, or of the Corporation’s right to omit proposals from, the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Articles of Incorporation or these Bylaws. Subject to Rule 14a-8 under the Exchange Act and the provisions of Section 14 of Article II set forth below, if applicable, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or directors or any other proposal. The provisions of Section C of Article Six or Section B of Article Nine of the Articles of Incorporation, as applicable, shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) under the Exchange Act or any successor provision.

(5) In no event shall any adjournment or postponement of a shareholder’s meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice pursuant to Articles Six and Nine of the Articles of Incorporation.

(6) Definitions.

(a) The terms “affiliate” and “associate” have the meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

(b) The term “Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation through the delivery of cash or other property, or otherwise, and without regard to whether the Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right.

(c) The term “Proposing Person” means (A) the shareholder giving a Shareholder’s Notice of the intent to nominate one or more persons for election to the Board of Directors pursuant to Section C of Article Six of the Articles of Incorporation or of a proposal of any other matter to be brought before an annual meeting pursuant to Section B of Article Nine of the Articles of Incorporation, (B) the beneficial owner, if any, on whose behalf the nomination or proposal is made, (C) any affiliate or associate of such beneficial owner or shareholder and (D) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is acting in concert.

(d) The term “Short Interests” means any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by a Proposing Person, the purpose or effect of which is to hedge against or mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to any class or series of the shares of the Corporation, or which provides such person, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation.

3. Section 14 is hereby added to Article II of the Bylaws in its entirety as follows:

SECTION 14. Proxy Access.

(1) Whenever the Board of Directors solicits proxies with respect to the election of directors of the Corporation at an annual meeting of shareholders, the Corporation shall include in the proxy statement distributed on behalf of the Board of Directors for such annual meeting the information specified below (the “Required Information”) with respect to (i) the Access Eligible Shareholder (as defined below) proposing to make a nomination for a director of the Corporation and who expressly elects at the time of providing the notice required by this Section 14 (the “Access Nomination Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 14, (ii) and the nominee to be nominated (an “Access Nominee”); provided that the Access Nomination Notice complies with the other requirements of the Articles of Incorporation, these Bylaws and all applicable laws or regulations. The Required Information shall be (x) all information concerning the Access Nominee and the Access Eligible Shareholder required to be disclosed in the Corporation’s proxy statement under the rules and regulations of the Exchange Act, these Bylaws, the Articles of Incorporation and applicable law and (y) if the Access Eligible Shareholder so elects, a statement (the “Statement”) of not more than 500 words in support of the nomination that shall comply with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(2) The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of shareholders for more than the Maximum Number (as defined below) of Access Nominees. Any Access Eligible Shareholder submitting more than one Access Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 14 shall rank such Access Nominees based on the order that the Access Eligible Shareholder desires such Access Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Access Nominees submitted by Access Eligible Shareholders pursuant to this Section 14 exceeds the Maximum Number. If there are more than the Maximum Number of nominations for which access to the Corporation’s proxy materials has been sought in compliance with this Section 14, the highest ranking Access Nominee who meets the requirements of this Section 14 from each Access Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Access Eligible Shareholder disclosed as Owned in its respective Access Nomination Notice submitted to the Corporation. If the Maximum Number is not reached after the highest ranking Access Nominee who meets the requirements of this Section 14 from each Access Eligible Shareholder has been selected, this selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached. Following such determination, if any Access Nominee who satisfies the eligibility requirements in this Section 14 (i) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Access Eligible Shareholder) or (ii) is thereafter not submitted for director election for any reason (including the failure to comply with this Section 14) other than due to a failure by the Corporation to include such Access Nominee in the proxy materials in violation of this Section 14, no other nominee or nominees (other than any Access Nominee already determined to be included in the Corporation’s proxy materials who continues to satisfy the eligibility requirements of this Section 14) shall be included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 14.

(3) The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of shareholders if it receives timely notice pursuant to Section 11 of this Article II or Section C of Article Six of the Articles of Incorporation that any Proposing Person proposes (or multiple Proposing Persons propose) to nominate (i) a Prospective Nominee for election with respect to which such access is not being requested or (ii) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act against a nominee of the Board of Directors.

(4) In order for the Access Nominee to be eligible for election at the annual meeting and the Required Information about such nominee of an Access Eligible Shareholder to be included in the Corporation’s proxy materials, the following requirements must be satisfied:

(a) The nomination must be made pursuant to a timely Access Nomination Notice to the Secretary of the Corporation. For such Access Nomination Notice to be deemed timely given, (i) an Access Eligible Shareholder must first notify the Corporation that such Access Eligible Shareholder intends to nominate an Access Nominee, and all of the information required by this Section 14 as well as paragraphs (2)(a), (2)(b), (2)(c) and (2)(d) of Section 11 of Article II must be received by the Secretary of the Corporation at the Corporation’s principal executive offices not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary of the date the Corporation commenced mailing of its proxy materials (as stated in the Corporation’s proxy materials) in connection with the most recent annual meeting of shareholders, and (ii) such Access Eligible Shareholder must subsequently confirm in writing its nomination of such Access Nominee(s) within the time periods prescribed for the delivery of notice pursuant to Section C of Article Six of the Articles of Incorporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of an Access Nomination Notice as described above.

(b) The Access Nomination Notice shall contain or be accompanied by the following, which shall be received by the Secretary of the Corporation within the time period specified in this Section 14 for providing the Access Nomination Notice:

(i) the name and address of the Access Eligible Shareholder and, if applicable, each member of a group of persons constituting an Access Eligible Shareholder, and an express election to have its Access Nominee included in the Corporation’s proxy materials pursuant to this Section 14;

(ii) the Required Information;

(iii) a statement certifying the number of shares the Access Eligible Shareholder (and each member of a group of persons constituting the Access Eligible Shareholder) is deemed to Own and has Owned continuously for the three year period prior to the Submission Date (as defined below) of the Access Nomination Notice for the purposes of this Section 14, which statement shall also be included in the Schedule 14N filed with the SEC;

(iv) to the extent that an Access Eligible Shareholder (or any member of a group of persons constituting an Access Eligible Shareholder) is not or has not been continuously the holder of record of the shares of the Corporation that are being used to satisfy the requisite Minimum Ownership and Minimum Holding Period requirements to establish its or their status as an Access Eligible Shareholder, (i) one or more written statements from the holder of record of the shares (and from each intermediary through which each such person derives, or during the Minimum Holding Period has derived, Ownership of such shares) verifying that, as of a date within seven (7) calendar days preceding the Submission Date, each such person Owns such shares and has Owned at least Minimum Ownership continuously for at least the Minimum Holding Period, and (ii) an agreement to provide, within five (5) business days after the record date for determining shareholders entitled to vote at the annual meeting of shareholders, written statements from the holder of record and intermediaries verifying the continuous ownership of the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) of such shares through and including such record date;

(v) a representation and undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) that it, its Access Nominee and each of its and its Access Nominee’s affiliates and associates:

A. intends to continue to Own the shares satisfying the Minimum Ownership through the conclusion of the annual meeting of shareholders;

B. has not nominated and will not nominate for election to the Board of Directors at the annual meeting of shareholders any individual other than its Access Nominee(s);

C. has not engaged and will not engage in, and has not and will not be a “participant” (within the meaning of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act or any successor rule) in, a “solicitation” (within the meaning of Rule 14a-1(l) under the Exchange Act or any successor rule) in support of the election of any individual as a director at the annual meeting of shareholders other than its named Access Nominee or a nominee of the Board of Directors; and

D. will not distribute to any shareholder any form of proxy for the annual meeting of shareholders other than the form distributed by the Corporation;

(vi) a representation and undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) that it acquired the requisite number of shares qualifying the Access Eligible Shareholder to submit an Access Nominee in the ordinary course of business and that (x) as of the Submission Date and (y) at all times until the election of directors at the annual meeting of shareholders, in each case neither it nor the Access Nominee nor any affiliates and associates of it or its Access Nominee Owns or shall Own, as applicable, any securities of the Corporation for the purpose, or with the effect, of changing or influencing the control of the Corporation, or in connection with or as a participant in any transaction having that purpose or effect, including any transaction referred to in Rule 13d–3(b) under the Exchange Act or any successor rule, other than solely by reason of seeking the election as a director of its named Access Nominee;

(vii) a representation and undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) that:

A. the Access Eligible Shareholder agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the annual meeting of shareholders or applicable to the filing and use, if any, of soliciting material;

B. it will provide facts, statements and other information in all communications with the Corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will promptly provide any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any such facts, statements or other information; and

C. it will file with the SEC any solicitation or other communication with the Corporation’s shareholders relating to the annual meeting of shareholders at which the Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder;

(viii) an undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) acknowledging its responsibility for the Required Information, all other information submitted to the Corporation pursuant to this Section 14 and all of its and its Access Nominee’s communications to shareholders in connection with the election of directors at the annual meeting of shareholders. In such undertaking, the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) shall:

A. expressly assume all liability to which the Corporation or any of its affiliates, or any director, officer, employee or representative thereof, may be subject as a result of any legal or regulatory violation arising out of any such information or communication made available by or on behalf of the Access Eligible Shareholder or any of its affiliates or its Access Nominee to the Corporation or to any shareholder of the Corporation in connection with the election of directors at the annual meeting of shareholders; and

B. agree to indemnify and hold harmless the Corporation and any of its affiliates, and any director, officer, employee or representative thereof, individually against any liability, loss or damage in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against any such person arising out of or based upon any nomination, solicitation or other activity by the Access Eligible Shareholder in connection with its efforts to elect the Access Nominee pursuant to this Section 14;

(ix) if the Access Nomination Notice is submitted by a group of persons that together constitute an Access Eligible Shareholder, an agreement executed by all members of such group (A) designating one group member that is authorized to act on behalf of all members of the group with respect to the nomination and any and all matters related thereto, including withdrawal of the nomination; and (B) acknowledging and agreeing that the undertaking, as well as the assumption of liability and indemnification obligations set forth in paragraph (4)(b)(viii) of this Section 14 shall apply to each member of such group on a joint and several basis;

(x) a statement of whether or not the Access Eligible Shareholder (including each member of any group of persons constituting an Access Eligible Shareholder) intends to maintain the Minimum Ownership for at least one year following the annual meeting (subject to any mandatory fund rebalancing required by such person’s preexisting governing instruments or written investment policies);

(xi) a copy of the Schedule 14N (or any successor form thereto) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act or any successor rule;

(xii) consent of the Access Nominee to being named in the proxy statement and as a nominee, and to serving as a director and acting as a representative of all shareholders if elected, and all information, agreements and undertakings by each Access Nominee that would be required to be provided by a Prospective Nominee who is nominated pursuant to Section 11 of this Article II, including, without limitation, the written questionnaire pursuant to Section 13 of this Article II and the representations and agreements described therein, and any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any facts, statements or other information;

(xiii) a representation and undertaking by the Access Nominee that such nominee (A) is and will continue to be Independent, (B) is not a Disqualified Repeat Nominee, (C) is not, and continues not to be, a Disqualified Person and (D) does not, and continues not to, fail (1) to meet the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s securities are traded, or (2) to be a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(xiv) the details of any position of the Access Nominee as an officer or director of any competitor (that does not result in such Access Nominee to become a Disqualified Person) or significant supplier, customer or counterparty of the Corporation within the three years preceding the Submission Date; and

(xv) any other information, representations and agreements that are the same as those that would be required to be set forth in a Shareholder’s Notice of nomination pursuant to Section 11 of this Article II, including, without limitation, the information with respect to a Proposing Person under Section 11 of this Article II and Section C of Article Six of the Articles of Incorporation.

(c) The Access Nominee shall meet and shall continue to meet the criteria set forth in paragraph (4)(b)(xiii) of this Section 14.

(d) Neither the Access Nominee nor the applicable Access Eligible Shareholder (including none of the members of any group of persons constituting an Access Eligible Shareholder) shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof.

(e) Each of the Access Nominee and the applicable Access Eligible Shareholder (including each of the members of any group of persons constituting an Access Eligible Shareholder) shall not have failed to comply with its agreements, representations, undertakings and other obligations pursuant to these Bylaws, including, but not limited to, this Section 14.

(f) The information and documents required by this Section 14(4) shall be (i) provided with respect to and executed by each Access Eligible Shareholder or, in the case of an Access Eligible Shareholder comprised of a group of persons, each member in that group; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of an Access Eligible Shareholder or, in the case of an Access Eligible Shareholder comprised of a group of persons, each member in that group. A breach of any obligation, agreement or representation in or pursuant to this Section 14 by any member of such group or any Access Nominee shall be deemed a breach by the Access Eligible Shareholder. The Access Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 14(4) (other than such notices, confirmations, information and documents contemplated to be provided after the date the Access Nomination Notice is provided, including, without limitation, the confirmation contemplated by clause (ii) of Section 14(4)(a)) have been delivered to or, if sent by mail, received by the Secretary of the Corporation (the “Submission Date”).

(5) Notwithstanding anything to the contrary herein, the Corporation may omit from its proxy materials any information or statement that it, in good faith, believes (1) is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), (2) would violate any applicable law, regulation or listing standard, or (3) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person.

(6) The Access Eligible Shareholder and its Access Nominee shall each provide to the Corporation prompt written notice of:

(a) any material error recognized by the Access Eligible Shareholder or its Access Nominee in, or any change in circumstances that makes incorrect or misleading in any material respect (collectively, an “error”), the information previously provided by the Access Eligible Shareholder or its nominee in the Access Nomination Notice or otherwise provided to the Corporation or to its shareholders in connection with the nomination, and the information that is required to correct any such error (it being understood that providing any such notification shall not be deemed to cure any such error or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any such error); or

(b) any material change in its Ownership of shares of the Corporation occurring since the Submission Date and before the election of directors at the annual meeting; provided, without limiting the generality of the foregoing, that any failure to satisfy the Minimum Ownership requirement shall constitute a material change.

(7) If the Board of Directors nominates an Access Nominee as part of the Board of Directors’ slate of nominees, the notice provided pursuant to this Section 14 will be deemed withdrawn and the former Access Nominee shall be presented to the shareholders at the annual meeting in the same manner as any other nominee of the Board of Directors, except that the Access Nominee shall be considered a director for whom access to the Corporation’s proxy materials was provided for all purposes of these Bylaws, including the determination of the Maximum Number of Access Nominees.

(8) If, after the deadline for submitting an Access Nomination Notice as set forth in Section 14(4)(a), (i) an Access Eligible Shareholder becomes ineligible to nominate a director for inclusion in the Corporation’s proxy materials pursuant to this Section 14 or withdraws such nomination, or (ii) an Access Nominee withdraws from or becomes unwilling, ineligible or unavailable for election at the meeting or to serve on the Board of Directors for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 14, in each case whether before or after the mailing of a definitive proxy statement, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such ineligibility, withdrawal, unwillingness or unavailability commence a new time period (or extend any time period) for the giving of an Access Nomination Notice), then the nomination of any Access Nominee by a person described in clause (i) of this paragraph, and of any Access Nominee described in clause (ii) of this paragraph, shall be disregarded, and the Corporation (x) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Access Nominee or any successor or replacement nominee and (y) may otherwise communicate to shareholders, including by amending or supplementing its proxy statement or ballot or form of proxy, that any such Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting. No other nominee may be substituted by the Access Eligible Shareholder that nominated any such Access Nominee.

(9) Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall, if the facts warrant, determine and declare that (i) a nomination was not made in accordance with the procedures prescribed by this Section 14, (ii) an Access Nominee is ineligible to be named in the Corporation’s proxy materials pursuant to this Section 14 or to be considered for election at the meeting, or (iii) an Access Nominee and/or the applicable Access Eligible Shareholder shall have breached its or their representations, undertakings, agreements or obligations under or pursuant to this Section 14, and in each such case, the chairman of the meeting shall so declare at the meeting and the nomination shall be disregarded notwithstanding that proxies in respect of the nomination of the relevant Access Nominee may have been received by the Corporation.

(10) This Section 14 shall be the exclusive method for shareholders or Access Eligible Shareholders to include nominees for director in the Corporation’s proxy materials. Notwithstanding anything to the contrary contained in this Section 14, the Corporation may solicit against, and include in the proxy statement and any supplemental proxy materials its own statements relating to, any Access Nominee.

(11) For purposes of these Bylaws, the following definitions shall apply:

(a) An “Access Eligible Shareholder” shall mean a person (or a group of not more than twenty (20) persons formed for the purpose of seeking access pursuant to this Section 14;provided that a group of funds that are (i) under common management and investment control, or (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one person for this purpose if the Access Eligible Shareholder provides, no later than the deadline for submitting the Access Nomination Notice pursuant to paragraph (4)(a) of this Section 14, documentation reasonably satisfactory to the Corporation to evidence the same) who or which has continuously Owned (as defined below) 3% or more of the outstanding shares of the Corporation as of the most recent date for which such number is disclosed by the Corporation in any filing by the Corporation with the SEC prior to submission of the Access Nomination Notice (the “Minimum Ownership”) continuously for a minimum of three full years prior to and as of the Submission Date (the “Minimum Holding Period”) and continue(s) to Own at least the same amount of securities so owned by such person or group of persons through the record date for the annual meeting of shareholders and the date of the annual meeting of shareholders.

For purposes of this Section 14, persons who jointly nominate an individual for election as a director shall be considered an Access Eligible Shareholder only if they have agreed in writing to so act, are so identified in the Access Nomination Notice and the information and the undertakings required by this Section 14 for an Access Eligible Shareholder are provided by and with respect to each such person. For the avoidance of doubt, for purposes of determining if persons who claim jointly to satisfy the Minimum Ownership and Minimum Holding Period requirements for an Access Eligible Shareholder, only the common shares of the Corporation Owned by any member of a group continuously for at least three full years shall be aggregated with the common shares Owned continuously for three years by each other person acting jointly to constitute an Access Eligible Shareholder. A record holder acting on behalf of a beneficial owner will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately as a member of such group, subject to the other provisions of this Section 14. No person may be a member of more than one group of persons constituting an Access Eligible Shareholder with respect to any annual meeting of shareholders and if any person appears as a member of more than one group, then it shall be deemed to be a member of the group that has the largest amount of shares of the Corporation disclosed as owned in the Access Nomination Notice.

(b) A “Disqualified Person” means a nominee (i) whose election as a member of the Board of Directors, or inclusion of such nominee in the Corporation’s proxy materials, would cause the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the shares of the Corporation are traded, or any applicable state or federal law, rule or regulation; (ii) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (iii) who is a named subject of a pending criminal proceeding(excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(c) A “Disqualified Repeat Nominee” in respect of an annual meeting of shareholders shall mean an individual as to whom access to the Corporation’s proxy materials was provided pursuant to this Section 14 for either of the two most recent annual meetings of shareholders and (i) who withdrew from or became unwilling, ineligible or unavailable for election at the meeting or to serve on the Board of Directors for any reason or (ii) received at such meeting votes in favor of his or her election representing less than 25% of the total votes cast with respect to his or her election. For the avoidance of doubt, neither this paragraph (11)(c) nor paragraph (4)(b)(iii) of this Section 14 shall prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 11 of this Article II.

(d) “Independent” with respect to an Access Nominee shall mean that the nominee would be considered an independent director in accordance with the listing standards of the principal U.S. exchange upon which the shares of the Corporation trade, any applicable rules of the SEC and any additional publicly disclosed standards used by the Board of Directors or a duly authorized committee thereof in determining and disclosing the independence of the Corporation’s directors in accordance with the rules of the SEC, such principal U.S. exchange or otherwise.

(e) The “Maximum Number” of Access Nominees for an annual meeting of shareholders shall be that number of directors constituting the greater of (x) two or (y) 20% of the total number of directors in office as of the deadline for submitting an Access Nomination Notice as set forth in Section 14(4)(a) (rounded down to the nearest whole number); provided, however, that for so long as the Board of Directors is divided into classes, in no case shall the number of nominees appearing in the Corporation’s proxy materials pursuant to this Section 14for any annual meeting exceed one-half (1/2) of the number of directors to be elected at such annual meeting. In the event that one or more vacancies for any reason occurs after such date but before the date of the annual meeting of shareholders and the size of the Board of Directors is reduced in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number shall be reduced by any of the following, whether occurring before or after the deadline for submitting an Access Nomination Notice:

(i) any person who is or will be nominated by the Board of Directors pursuant to paragraph (7) of this Section 14;

(ii) the number of directors in office on such date who were nominated at any of the three most recent annual meetings of shareholders pursuant to this Section 14(including by the Board of Directors pursuant to paragraph (7) of this Section 14) or pursuant to Section 11 of this Article II, other than such directors whose term of office will expire at such annual meeting of shareholders and who is not seeking (or agreeing) to be nominated at such meeting for another term of office;

(iii) any person who is nominated by an Access Eligible Shareholder pursuant to this Section 14 but whose nomination is subsequently withdrawn or who becomes unwilling, ineligible or unavailable for election at the meeting, to serve as a director for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 14; or

(iv) any person who is or will be nominated by the Board of Directors pursuant to an agreement, understanding or arrangement with one or more shareholders or group of shareholders (other than any agreement, understanding or arrangement entered into in connection with an acquisition of shares of the Corporation, by such shareholder or group of shareholders, from the Corporation).

(f) “Ownership” (and its correlative terms “Owned,” “Owning” and other variations of the word “Own”), when used to describe the nature of a person’s ownership of shares of the Corporation, shall mean those outstanding shares of common stock the Corporation (“common shares”) as to which the person in question possesses (i) the full unhedged power to vote or direct the voting of such shares, (ii) the full unhedged economic incidents of ownership of such shares(including the full right to profits and the full risk of loss), and (iii) the full unhedged power to dispose of or direct the disposition of such shares; provided that the number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, or purchased by such person or any of its affiliates but the purchase has not settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or other agreement or understanding entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding common shares of the

Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, and/or (B) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. A person’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided, that the person has the power to recall such loaned shares on five (5) business days’ notice, and recalls such shares promptly upon being notified by the Corporation that the applicable Access Nominee will be included in the proxy materials.